Filed Pursuant to Rule 433
Registration No. 333-166755
September 7, 2010
Burlington Northern Santa Fe, LLC
$500,000,000 5.05% Debentures due March 1, 2041
Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Note Type:	Senior Unsecured Debentures

Ratings:	A3/BBB+ (stable/stable)

Offering Format:	SEC Registered

Trade Date:	September 7, 2010

Settlement Date:	September 10, 2010 (T+3)

Maturity Date:	March 1, 2041

Final Terms

Principal Amount:	$500,000,000

Benchmark:	UST 4.375% due May 15, 2040

Benchmark Yield:	3.674%

Re-offer Spread:	T + 140 bps

Re-offer Yield:	5.074%

Coupon:	5.05%

Price to Public:	99.631%

Coupon Dates:	March 1 and September 1

First Coupon Date:	March 1, 2011

Make Whole Call:	T +25 bps (at any time before September 1, 2040)

Par Call:	At any time on or after September 1, 2040

Day Count Convention:	30/360

Denomination:	$2,000 x $1,000

CUSIP / ISIN:	12189LAC5 / US12189LAC54

Joint Book-Running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets Corporation
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing Banc of America Securities LLC at 1 (800) 294-1322 or dg.prospectus_distribution@bofasecurities.com or by calling or emailing Barclays Capital Inc. toll-free at 1-888-603-5847 or barclaysprospectus@broadridge.com or calling or emailing Wells Fargo Securities, LLC toll free at 1-800-326-5897 or prospectus.specialrequests@wachovia.com.